EXHIBIT 23.2

Registered Public Company Accountant’s Consent Letter

To the Board of Directors and Stockholders’

Castle Bridge Impact Media Inc

3 Banyatelep, Visegrad 2025 Hungary

We, Kirtane & Pandit LLP, Chartered Accountants, hereby consent to using our opinion report sold on behalf of filing the referenced company’s S-1 document with the SEC for period September 8, 2017 (inception) through December 31, 2017.

Whereby, We, Kirtane & Pandit LLP, Chartered Accountants, hereby consent to our reference as auditor being an “expert” in accordance with Rule 436 of Regulation C and Rule 601(b)(23) of Regulation S-K.

For Kirtane & Pandit LLP

Chartered Accountants

FRN: 105215W/W100057

PCAOB FIRM ID NO 5686

/s/ Milind Bhave

Partner

Membership No. 047973

Place: Mumbai, India

Date: May 19, 2018